As filed with the Securities and Exchange Commission, June 18, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                   SUPER BOAT INTERNATIONAL PRODUCTIONS, INC.
             (Exact name of registrant as specified in its charter)


FLORIDA                        65-0697863                       SIC
-------                        ----------                       ---
(State or other               (IRS Employer         (Primary Standard Industrial
jurisdiction of             Identification Number)   Classification Code Number)
incorporation or
organization)

                                1323 20th Terrace
                             Key West, Florida 33040
                                 (305) 296-6166
               (Address, including zip code, and telephone number,
                        including area code, registrant's
                          principal executive offices)
                           --------------------------
                                John W. Carbonell
                                1323 20th Terrace
                             Key West, Florida 33040
                                 (305) 296-6166
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all communications to:
                               Gary R. Blume, Esq.
                              Blume Law Firm, P.C.
                     11811 North Tatum Boulevard, Suite 1025
                           Phoenix, Arizona 85028-1699
                                 (602) 494-7976

Approximate date of commencement of proposed public offering: As soon as practicable after the registration statement becomes effective.

The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE
Title of each                                                 Proposed
class of                     Amount         Maximum           Proposed                  Amount of
Securities to                to be          Offering Price    Maximum                   Registration
be registered                Registered     Per Share (1)     Offering Price (1)        Fee
-------------                ----------     -------------     ------------------        ---
Common Stock                 400,000        $0.50             $200,000.00               $  52.80
$0.001 par value

Warrants                     2,800,000      $0.45             $1,260,000.00             $332.64
Exercise Price $0.45

Total                        3,200,000                        $1,460,000.00             $385.44


(1) Estimated solely for calculation of the amount of the registration fee calculated pursuant to Rule 457(c).

     Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion ___________, 2001

Prospectus

                            SUPER BOAT INTERNATIONAL
                                PRODUCTIONS, INC.
                                 ("Super Boat")
              400,000 Shares of Common Stock and 2,800,000 Warrants
                                 $0.50 Per Unit

     This is our initial public offering. We are offering to sell up to 400,000 shares of common stock and 2,800,000 warrants for the future purchase of common stock at a fixed price of $0.45 per share. The common stock and warrants make up a unit we are selling. You will pay $0.50 per unit for 1 share of common stock and 7 warrants to purchase 7 shares of stock for $0.45 per share. No public market exists for our shares.

     See "Risk Factors" beginning on page 5 for certain information you should consider before you purchase the shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The shares are offered on a best efforts basis directly through our officers and directors. No commission or other compensation related to the sale of the shares will be paid to any of our officers or directors. This offering will expire 30 days after the minimum offering is raised. We may terminate this offering prior to the expiration date.

              No. of Units     Price to Public       Commissions       Maximum Proceeds      Minimum Proceeds
                                                                       to Company            to Company
              400,000
Per Unit                       $0.50             $ 0.05           $ 0.45                $ 0
If All Exercised*              $1,460,000        $20,000          $1,440,000            $200,000
If Not Exercised*              $   200,000       $20,000          $   180,000           $200,000


*Warrants are exercised at the option of the holder.

                  The date of this Prospectus is June 18, 2001

                                TABLE OF CONTENTS

                                                                                                     Page
                                                                                                     ----
Prospectus Summary                                                                                    5
Risk Factors                                                                                          5
Dilution                                                                                              8
Use of Proceeds                                                                                       8
Determination of Offering Price                                                                       9
Description of Business                                                                               9
Plan of Operation                                                                                    11
Management                                                                                           11
Principal Stockholders                                                                               11
Certain Relationships and Related Transactions                                                       12
Description of Securities                                                                            12
Shares available for Future Sale                                                                     13
Market for the Registrant's Common Equity
     and Related Stockholder Matters                                                                 13
Interest of Named Experts and Counsel                                                                14
Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities                                                                  14
Management's Discussion and Analysis of Results of
     Operation and Financial Condition                                                               14
Description of Property                                                                              15
Executive Compensation                                                                               15
Financial Statements                                                                                 15
Experts and Legal Matters                                                                            15
Changes in and Disagreements with Accountants on
     Accounting and Financial Disclosure                                                             16

PART II

Indemnification of Directors and Officers                                                            16
Recent Sales of Unregistered Securities                                                              16
Exhibit Index                                                                                        16
Signatures                                                                                           17-18


                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes appearing elsewhere in this Prospectus.

About our company

     We were incorporated in the state of Florida on April 16, 1996. Our principal offices are located at 1323 20th Terrace, Key West, Florida 33040. Our primary business is to promote professional offshore powerboat races on a national and international level. Grand Prix styled events are set up through several host cities where racers compete in several classes for cash and prizes. The course is set up on an inshore format giving fans and spectators the ability to view races from as little as 100 feet away.

     Our revenues are generated from ticket sales, television marketing, membership fees, registration fees, apparel sales, concession sales, promotional fees and sponsorships.

     Proceeds received from this offering, if any, will be used to reduce our short-term debt and increase working capital necessary for us to meet our anticipated growth. We have not been profitable to date.

     The following table summarizes our revenue and loss history:

                           Revenue               Loss
                           -------               ----
1997                       $1,122,865            ($125,956)
1998                       $1,314,044            ($ 68,100)
1999                       $1,327,994            ($349,362)
2000                       $1,733,949            ($  35,744)


About our offering

     We are offering to sell a combination of shares of common stock and warrants for the future purchase of stock from us at a fixed price of $0.45 per share. A share of common stock gives you ownership in us today and the warrant gives you a right for two years to purchase additional common stock from us for $0.45 per share at your election. Upon completion of the offering, we will have 10,265,000 shares outstanding if all units offered are sold and all the warrants are exercised. If the warrants are not exercised we will have 7,465,000 shares outstanding.

                                  RISK FACTORS

     Investing in our stock is very risky and you should be able to bear a complete loss of your investment.

                          Risks Related to Our Business

     Although offshore power boat racing has seen an increase in sponsorships, marketing and fan participation, there can be no assurances that this trend will continue. Any negative trends in the economy could effect boat sales which in turn could have a negative impact on our ability to promote our races.

     Offshore power boat racing is a dangerous sport which involves a risk of accidents, injuries and possibly death. We have had an impeccable safety record since inception and plan to maintain this record. However, there can be no assurances that this record will continue. Since the development of inshore racing, both spectator boats and fans on shore are put perilously close to these offshore vessels. There is a possibility of spectators being injured.

     There is currently only one other organization competing in the same market. We currently recognize only one professional racing organization as a competitor, American Power Boat Association-Offshore, LLC. Although the American Power Boat Association runs a competition format versus our technology format, both racing sanctions are after the same spectator base with both organization vying for the same market share of extreme sports. Additionally, there can be no assurances that a new well funded racing organization could establish itself and compete for racing teams, sponsors, fans and market share.

     Weather can negatively impact our revenues. Offshore powerboat races can be held in inclement weather unlike most outdoor sports. However, should the weather become so severe that safety helicopters could not be dispatched, the races would be canceled. Although there is some flexibility in rescheduling the race, there can not be any assurances that the race would not be rescheduled due to weather. This cancellation or rescheduling could result in loss of revenue that would negatively impact us.

     No studies regarding the marketability of our services or the effect of this offering have been conducted. In formulating our business plan, we have relied on the judgment of our officers, directors and consultants. No formal independent market studies concerning the demand for our proposed products have been conducted, nor are any planned. The effect of the sale of the units has not been analyzed for its effect on our operations, our ability to obtain funds or financing or the variations in share price due to additional shares being available for sale. As a result, we may not be able to sell a sufficient portion of this offering to allow us to operate successfully. Even if we do sell this entire offering, we may still not prosper and you might lose your entire investment.

     Super Boat is a development stage company that is not operating at a profit, so there is no assurance we will ever be profitable or that your investment will be profitable. We have been continually promoting and marketing off shore powerboat racing since formation. Our success will depend in part on our ability to deal with the problems, expenses and delays associated with marketing powerboat racing. Continuation of ongoing market development expense is anticipated, with no guarantee of success. Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event that our business plan is unsuccessful.

     Our independent auditor has expressed doubts about our ability to continue as a going concern. We are a development stage company as defined in Financial Accounting Standards Board Statement No. 7. We are devoting all of our present efforts in establishing a new business. Although planned principal operation has commenced, there have been continuing losses despite the increase in revenue. Our plans regarding the matters which raise doubts about our ability to continue as a going concern are disclosed in Note 1 to the financial statements. This may affect our ability to raise capital at market rates or to continue with the business at all.

     Future sales of our common stock may have a depressive effect upon its price. We have issued 7,065,000 shares of common stock in exchange for services. These shares were issued in reliance on exemptions from registration and will be freely tradeable at various times. As these shares are sold into the market, the price of the common stock will be depressed. Persons who have acquired shares for no cost will be able to profitably sell their shares at much less that the $0.50 to $0.45 offering price of the units under this offering. This tendency may drive the market price of the shares less than the various offering prices. You may not be able to sell your shares for the price you paid.

     We depend entirely on our executive officers to implement our business and losing the services of any of our executive officers would adversely affect our business. The loss of one or more of our executive officers could inhibit the development of our business and harm our business and operating results. We have not entered into employment agreements with our key executive officers and may not be able to retain them. We only have two officers and directors: John Carbonell as our President and Chairman of the Board and Deana Carbonell, his wife, as Vice President, Secretary and Treasurer and Board member.

     Our future growth and ability to achieve our financial and operational objectives will depend in large part upon our ability to attract and retain highly skilled sales and marketing and customer support personnel. Our failure to attract and retain personnel may limit the rate at which we can expand our business, including the development of new products and services and the retention of additional customers, which could harm our business and operating results.

     Concentration of ownership may give management and some shareholders substantial influence. Our management and directors currently own 6,800,000 shares of our common stock. If none of the warrants are exercised, you will have 5.36% of the outstanding shares and 31% if all the warrants are exercised. If the officers vote in the same manner, they will retain control over all our affairs, including the election of the directors. Because this offering is only for 400,000 shares to be issued immediately and possibly 2,800,000 shares to be issued if the warrants are exercised you will not have a significant voice in the affairs of Super Boat.

     Your ownership interest will decrease substantially as additional shares are issued. The securities purchased by you will be diluted in market value as more securities are issued. This dilution will be immediate and substantial. We are authorized to issue 50,000,000 shares of common stock. When this offering is completed and all the warrants have been exercised, 10,265,000 shares will be outstanding. We will have 39,735,000 shares remaining to be issued. You will have 31% of our outstanding shares immediately after this offering assuming the warrants are exercised and you will have . Should the additional 39,735,000 shares be issued you will have 6.4% of the outstanding shares of common stock.

     The initial purchasers of the units may not exercise the warrants. This offering is for shares of common stock and warrants. If the initial purchasers do not exercise the warrants, no additional funds will be received by us and we will not be able to continue with our business plan. We will only receive $200,000.00 for the direct sale of the common stock. The additional money would come from the exercise of the warrants. No person has committed to purchase the common stock or to exercise the warrants. If none of the warrants are exercised the $200,000.00 will only cover the legal and accounting. costs.

     We arbitrarily determined our offering price. Before this offering, there has been no market for our common stock and we have never been listed on any exchange. We arbitrarily determined the offering price of the shares and this price bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. We relied on the judgment of our officers to determine the price. If we set the offering price too high, we may not be able to sell enough of this offering to follow our business plan, in which case you may lose your entire investment.

     We do not intend to pay dividends. Our Board of Directors presently intends to follow a policy of retaining earnings, for the purpose of increasing net worth and reserves. As a result, there can be no assurance that any holder of common stock will receive any cash, stock or other dividends on their shares of common stock. Future dividends on common stock, if any, will depend on future earnings, financing requirement and other factors. Since the time of inception we have paid no dividends to shareholders. It is highly unlikely that you will receive any dividend on the shares of stock you purchase in this offering.

     We have no public market for our securities and you may not be able to buy or sell our stock at will. At this time no market exists for the sale or purchase of the common stock. After this registration is effective, we will apply to list our common stock on the NASD bulletin board exchange. Even when listed, the number of shares outstanding will not be enough to provide the large volume of trading that will enable the share price to be stable. This means that you may not be able to buy or sell shares when you want or may be able to sell them only at a price substantially lower than what you paid.

     We are not listed on any stock exchange at this time. We will make application to the National Association of Securities Dealers to become a bulletin board listed company. These are known as "penny stocks" and must follow various regulations involving disclosures to be given to any investor prior to the purchase of any penny stock. These disclosures require the investor to acknowledge they understand the risk associated with buying penny stocks and that they can absorb the entire loss of their investment. Penny stocks are low priced securities that do not have a very high trading volume. Because of this the price of the stock is volatile and you may not be able to buy or sell the stock when you want.

     Negative effect on liquidity of your shares. This offering may involve the purchase of the shares by only one or only a few investors. Because we have a small number of shareholders you may not be able to sell your shares when you want. When shares of stock are held by a few people trading of those shares is limited.

     It will be difficult to maintain the price of the stock and cause the warrants to be paid for. As of the date of this prospectus, there are 7,065,000 shares of Common Stock are outstanding. Of the 7,065,000 shares of Common Stock outstanding, 6,800,000 shares of Common Stock are beneficially held by officers and directors of the Company. Upon the effectiveness of this registration statement, 6,800,000 shares will be freely tradable even if all shares offered are sold and the warrants exercised. This will provide that the officers and directors can sell that number of shares into the market and suppress the price of the stock. This offering will result in the issuance of 400,000 shares of common stock immediately and potentially 2,800,000 shares if the warrants are exercised. These shares will be free trading. Since investors paid $0.50 for the shares and the new exercise price is $0.45 the market price of the shares will have to exceed $0.45 for any of the investors to exercise their warrants. Since the directors and officers paid nothing for the shares and the investor themselves paid $0.50 it is possible they will sell the reduced cost shares into the market before any of the warrants are exercised.

                           FORWARD LOOKING STATEMENTS

     You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the "Risk Factors" section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

                                    DILUTION

     As of March 31, 2001, we have issued 7,065,000 shares of Common Stock and the net tangible book value per share of the Common Stock (the Company's net tangible assets less its liabilities divided by the number of shares of Common Stock then outstanding) was a $0.06 loss per share of Common Stock. After giving effect to the receipt of the estimated net proceeds from the sale of all of the Shares, and assuming that the offering price of the Shares is $0.50 per common share and $0.45 for the warrants, the purchasers will have paid a total of $200,000.00 for 400,000 shares of common stock and $1,260,000 for 2,800,000 shares of common stock as a result of the exercise of the warrants and the net tangible book value of the Company's presently outstanding shares will increase to $0.07 per share. The investors will experience a corresponding dilution of $0.18 and $0.38 per share from the offering price of the common stock and warrants.

     The following table summarizes the comparative ownership and capital contributions of existing common stock shareholders and investors in this offering as of March 31, 2001:

                                              Shares Purchased          Total Consideration Paid      Average Price
                                            Number          Percent                                   Per Share
                                            ------          -------                                   ---------
Existing Shareholders                       7,065,000          69%      $   (768,926)                 ($0.06)
New Investors
         Common                               400,000           4%      $    200,000                   $0.50
         Warrants                           2,800,000          27%      $  1,260,000                   $0.45
Total                                      10,265,000         100%      $    691,074                   $0.07


     The numbers used for Existing Shareholders assumes that non of the present shareholders purchase additional shares in this offering.

                                 USE OF PROCEEDS

     We will rely on the proceeds from this offering to pay legal and accounting costs, generate inventory, market our products and conduct additional product development. This is a best-efforts offering with no minimum required to be received before money can be used by us. The principal purposes and priorities in which proceeds are to be used, are as follows:

Legal and Accounting                          $ 100,000
Debt Repayment                                $ 350,000
Working Capital                               $ 260,000
Marketing                                     $ 650,000

                                Total         $1,360,000


     If less than the entire offering is received, funds will be applied in the order above. For example, if $100,000 is received, it will be used to pay legal and accounting and additional funds will be sought elsewhere. Any additional funds will be used for debt repayment, working capital and marketing. If less than $100,000 is received, the entire amount will be applied toward legal and accounting fees. If no proceeds are received from this offering, we plan on meeting our obligations from future revenue or private funding. If no proceeds are received, we will not incur any additional legal and accounting expenses. None of the proceeds from this offering will be used for salaries of officers and directors.

                         DETERMINATION OF OFFERING PRICE

     Because there has been no prior public trading market for our common stock, the initial public offering price of the common stock has been determined by management and is not necessarily related to our asset value, net worth or other criteria of value. The factors considered in determining the offering price include an evaluation by management of the history of and prospects for the industry in which we compete. Factors such as our products and product enhancements by ourselves or our competitors may have a significant impact on the market price of our securities.

                             DESCRIPTION OF BUSINESS

General

     Our company was formed in Florida on April 16, 1996 to promote and market professional offshore powerboat racing.

Products and Potential Revenue

Development

     Since our primary business is the promotion of offshore power boat racing, our revenue comes from sponsorships, registrations, and memberships. As we continue to develop our own identity and increase brand awareness, merchandising will become a revenue source because our name and logo will become more identifiable to fans and spectators. We have recently expanded our product offering and the products are now available online at www.superboat.com as well as on site merchandising kiosks at each race site. The following projections are based on a projected 20% growth factor from the 2001 numbers. Should the increase be less the number would be lower. These projections are based solely on the judgment of management.

Management's Current Projection Table

                           Actual       Plan         Plan         Plan          Plan
                           2000         2001         2002         2003          2004
                           ----         ----         ----         ----          ----
Revenues                   $ 1,700      $ 1,700      $ 2,040      $ 3,148       $ 4,438

Growth                     $     0      $   340      $   408      $   490       $   597

New Race Site              $     0      $   500      $   500      $   500       $     0


Vertical Integration       $        0   $        0   $     100    $     200     $    300

Other Promotional          $        0   $        0   $     100    $     100     $    200

Total                      $    1,700   $    2,040   $   3,148    $   4,438     $  6,025


The above projections do not include any acquisition revenues. We will explore candidates for acquisition that will complement the business or assist in our growth goals.

Market Position

     The Super Boat International Racing Series is gaining notoriety as a spectator sport everyone can enjoy. This has been achieved through the development and implementation of a marketing formula.

     The first part of the formula involves opening the sport to the public. Bringing the races inshore allows for thousands of spectators to share in the thrill of the sport within a few feet of where the action is taking place. The spectators and fans are further enticed by the ability of viewing the wet and dry pits, locations giving them the chance to view these spectacular boats, which can cost upwards of a million dollars up close. This also gives us the ability to make this sport one of the few where fans and racers can mingle and interact freely.

     The second part of the formula involves acquiring the rights to unique and highly visible race sites to host the race series. Miami Beach, Key West, Deerfield Beach, New York City and Nassau/Paradise Island, Bahamas are world renowned tourist destinations with miles of beautiful beaches and ideal waterfronts, offering exciting staging areas for these events. Each city has signed multi year agreements to support and host these events with Key West hosting it's 22nd World Championship this year. The race courses are designed to follow miles of coastline having the effect of maximizing viewing areas and capturing the attention of massive audiences in a relaxed setting.

     Currently with the attendance at some of the events numbering in the hundred of thousands, the media is covering the sport. Television coverage of the races, provided by ESPN2 and most recently Speedvision has given us national and international recognition. Local television, local and national print media have provided coverage of these races and the surrounding events held at the race sites. The continued attendance by celebrities and athletes has helped reinforce the media's attention to this sport.

     We feel now is the time to expand the races, prize monies and sponsorships to advance the technological development of newer, safer and faster boats while attracting more boats. We are now able to take a proactive and aggressive marketing approach and is in the process of developing new strategies to take the sport to a higher level with even better success than what has been achieved in prior years.

     We will continue our efforts in promoting the race series through traditional and nontraditional channels on a national and international level securing its future as a world class sporting event accessible to every boat racing fan. We are retaining the services of celebrities in the television and movie industry to attract attention and draw a stronger fan base. We feel that the support brought on by the celebrities draw a stronger and larger fan base as people start to identify us and celebrities. The goal will be to find up and coming marketable actors who are competitive and would like to participate and actually race under our organization.

     This concept has already proven effective. Don Johnson, Kurt Russell, Chuck Norris have been involved with the promotion of the sport. None of these celebrities are under contract with us. Management believes that this concept will work symbiotically by attracting major sponsors to the sport.

Industry Overview

     Both competitive motorsports and extreme sports have been on an upward trend for the last three years. Sponsorship dollars have increased as companies compete for the attention of fans and spectators. Offshore powerboat racing is categorized in both of these growing markets and expects to take advantage of the increase in popularity. We have allocated a percentage of proceeds from this offering to increase our exposure and formulate a marketing program which will help increase our ability to capture market share.

Competition

     We have few competitors in our segment of motorsports racing. We believe that presently only one company, American Powerboat Association-Offshore, LLC, is actively promoting offshore powerboat racing and could be a threat to our business. We believe that the market for promoting offshore powerboat racing is large enough for both companies to promote and develop profitably.

Employees

     We currently have fifteen employees. Five are full time employees and ten work on a part time basis.

                                PLAN OF OPERATION

     We have had revenues of $1,327,994 in 1999 and $1,733,949 in 2000. We have been operating at a loss because we have been concentrating on growth of the business. We believe the revenue generated can cover our cash requirements for the next twelve months. We seek the funding to provide for an increase in the marketing and sales to increase revenue. If the warrants are not exercised we will need to seek additional funds to continue our business. If we receive only $200,000, our cash requirements will be satisfied for approximately 60 days. We expect profitable operations.

                                   MANAGEMENT

Name                       Age              Position                                             Since
----                       ---              --------                                             -----
John Carbonell             65               President, Chairman of the Board                     1996
Deana Carbonell            45               Vice-President, Secretary and Treasurer              1996


John Carbonell (Age 65) President, Secretary Treasurer. Mr. Carbonell is a native of Key West, Florida. John entered offshore racing in 1976 and was an owner and driver for 10 years. In 1982 Mr. Carbonell was appointed "Offshore Racing Commissioner" and in 1983 elected "Offshore Governor" for a four year term, in 1986 he was reelected "Offshore Governor" for an additional four year term with the American Power Boat Association. As "Offshore Racing Commissioner" Mr. Carbonell represented the southeast division with the APBA offshore association and as "Offshore Governer" he was on a board that approved expenditures and revenue opportunities. In 1989, he implemented a new course design aimed at viewer participation with television coverage and a $100,000 prize purse. From 1990 to 1992 Mr. Carbonell was Executive Director of Offshore Professional Tour (OPT). From 1992 to 1996, Mr. Carbonell was President of Super Boat Racing, a separate racing affiliation. In 1996, he formed the current race format under the new company he created, Super Boat International Productions, Inc. Mr. Carbonell assumed the position of President and Chairman of the Board.

Deana Carbonell (Age 45) Vice-President. Mrs. Carbonell has served as the Company's primary administrative officer since 1996. Mrs. Carbonell ensures the communications of upcoming events and race site registration are conducted in an efficient manner and the needs of the participants and spectators alike are met. She also performs the role of the chief financial officer for the company and is responsible for the company books and records. She produces the financial reporting for the company and maintains a detailed profit and loss statement for each race venue. From 1992 to 1996, Mrs. Carbonell was Vice President of Super Boat Racing, a separate racing affiliation.


                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 31, 2001, the beneficial ownership of the Common Stock of each person known to beneficially own more than 5% of the Super Boat's Common Stock outstanding as of such date and by the officers and directors of the Company as a group. Except as otherwise indicated, all shares are owned directly.

Name and Address                    Number of             Percentage                Percentage
of Beneficial Owner                 Shares                Before Offering           After Offering
-------------------                 ------                ---------------           --------------
John Carbonell                      5,800,000             85.3%                     56.5%

Deana Carbonell                     1,000,000             14.7%                       9.7%


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     John Carbonell and Deana Carbonell are married. They have entered into lock up agreements with us to prevent them from selling their stock for one year from the effective date of the registration. There are no other relationships or related transactions.

                            DESCRIPTION OF SECURITIES

Common Stock

     Super Boat is authorized to issue 50,000,000 shares of common stock with a par value of $0.001 per share. Currently 7,065,000 shares are outstanding and no options or warrants remain outstanding and no shares are reserved for any options or warrants. Holders of the Common Stock are entitled to one vote for each share held by them of record on the books of Super Boat in all matters to be voted on by the stockholders. Holders of Common Stock are entitled to receive dividends as may be declared from time to time by the Board of Directors out of funds legally available, and in the event of liquidation, dissolution or winding up of Super Boat, to share ratably in all assets remaining after payment of liabilities. Any declaration of dividends on Common Stock will be at the discretion of the Board of Directors and will depend upon a number of factors, including the future earnings, capital requirements and financial condition of Super Boat. We have not declared dividends on its Common Stock in the past and management anticipates that retained earnings, if any, in the future will be applied to the expansion and development of Super Boat rather than the payment of dividends.

     The holders of Common Stock have no preemptive or conversion rights and there will not be further calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock.

Voting Requirements

     The Articles of Incorporation require the approval of the holders of a majority of our voting securities for the election of directors and for certain fundamental corporate actions, such as mergers and sales of substantial assets, or for an amendment to the Articles of Incorporation. There exists no provision in the Articles of Incorporation or Bylaws that would delay, defer or prevent a change in control.

Transfer Agent

     We have no transfer agent for the securities and will obtain one upon filing with NASDAQ for the listing on the over the counter bulletin board upon acceptance of this filing with the Securities and Exchange Commission.

Penny Stocks

     Our shares are "penny stocks" within the definition of that term contained in Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes sales practices and disclosure requirements on certain broker-dealers who engage in certain transactions involving penny stocks. These additional sales practices and disclosure requirements could impede the sale of securities, including securities purchased, in the secondary market. The liquidity for our securities may be adversely affected, with adverse effects on the price of the securities.

     Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $200,000 or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Unless the broker-dealer or the transaction is exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current quotations for the securities. A broker-dealer is additionally required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

                        SHARES AVAILABLE FOR FUTURE SALE

     As of the date of this prospectus, there are 7,065,000 shares of Common Stock outstanding. Of the 7,065,000 shares of Common Stock outstanding, 6,800,000 shares of Common Stock are beneficially held by officers and directors of the Company. Upon the effectiveness of this registration statement, 6,800,000 shares will be freely tradable if all shares offered are sold. John and Deana Carbonell are under lock up agreements preventing the sale of 6,800,000 shares for one year from the effective date of this registration. At that time the shares may be sold. This will provide that the officers and directors can sell that number of shares into the market and suppress the price of the stock. This offering will result in the issuance of 400,000 shares of common stock immediately and potentially 2,800,000 shares if the warrants are exercised.

     Rule 144 governs resale of "restricted securities" for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of the company may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144.


              MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED
                               STOCKHOLDER MATTERS

     As of March 31, 2001 there were approximately two shareholders of our stock. Currently, there is no public market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile.

     Presently, we are privately owned. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwriter to help insure a public market for the stock. This offering is to be sold by officers and directors. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our common stock could adversely affect a shareholder in the even a shareholder desires to sell his shares.

     Currently the shares are subject to Rule 15g-9, which provides, generally, that for as long as the bid price for the shares is less than $5.00, they will be considered low priced securities under rules promulgated under the Exchange Act. Under these rule, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure documents which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer and provide monthly account statements to the customer. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities. We have never paid a dividend and do not anticipate paying any dividends in the foreseeable future. It is the present policy of the Board of Directors to retain the earnings, if any, for the development of our business.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

     Blume Law Firm, PC has received 15,000 shares of common stock in exchange for legal services. No other named experts or legal counsel have any equitable or other interest in Super Boat.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     We have indemnified all officers, directors and controlling persons against all liabilities from the sale of securities which might arise under the Securities Act of 1933 other than as stated under Florida law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to such persons under the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     We had revenues of $1,327,994 for the year end 1999 and $1,733,949 for the year end 2000. As of March 31, 2001 we have had no revenue. We were formed in 1996 and began operations at that time. In 1999 we had an operating loss of $349,362 and during 2000 reduced that loss to $36,744. We expect to be profitable during the 2001 year. Paid in capital has funded us and that capital will be available in the future from officers of the Company. No contracts have been signed for funding and no promise to fund is in place.

     To date, we have relied on revenues for funding our activities and when necessary received paid in capital. We do not expect revenues from operations to be profitable for at least six months in the current year. We believe that the revenues and proceeds from this offering will satisfy help our cash requirements for the next twelve months. ___ We anticipate an increase in capital expenditures consistent with anticipated growth in operations, infrastructure and personnel. We will also continue to expend funds on marketing and development programs.

Plan of Operation

     The primary reduction in the loss of 1999 as compared to year-end 2000 was a result in lower television cost. We were successful in changing its primary source (ESPN) to other television broadcasters. We expect a further reduction in cost associated with lower cost venues in the year 2001. We also expect an increase both the cost and exposure in securing Network Broadcasting in its high revenue venues such as the World Championship in Key West. This additional cost will be offset by an increased sponsor commercial participation and flexible sponsorship packages whereby sponsors can participate in a specific race. The increased promotional efforts and retaining the services of celebrities in the television and movie industry will attract attention and draw a stronger fan base and enhance the efforts of new sponsorship revenues. The addition of SBIP Logo merchandise and the accessibility at each race venue and on- line @www.superboat.com is expected to improve the profitability. Management has secured sources of supply with short lead times reducing the amount of inventory investment but offering a greater selection of higher quality items.

Liquidity and Capital Resources

     We ended the year with adequate accounts receivable to cover the operating cost of the first quarter and address the essential accounts payable. We elected to secure a loan in the amount of $350,000 less closing cost associated with the loan from a private investor. These funds will cover the cost of this offering and insure we have adequate cash on hand in the event the accounts receivable are not received in a timely manner. Historically the company borrows funds in the first half of the year and repays the loans in the second half. The company is currently operating at an annual cash break-even. The management of the company elects to defer salaries due in time of tight cash reserves. Management believes that the addition of race sites and the increased promotion of existing sites will produce adequate operational cash reserves to grow the business and eliminate the need for short term borrowing. Management has elected to defer loans due to officers until such time as adequate cash reserves exist from operational revenues. As of June, 2001 these loans total $68,188 and are classified as long term liabilities on the December 31, 2000 balance sheet. This item is further noted on the audited financial statements as footnote 3. Since the primary operational cost of the business is associated with actual race venue, we have the ability to reduce the size and scope of the race, reschedule the race, move a race to a venue with more financial support, or cancel a cash-consuming venue.

                             DESCRIPTION OF PROPERTY

     Our principal address 1323 20th Terrace, Key West, Florida 33040. Facilities are leased on a month to month basis. We believe that the facilities depicted are adequate to be able to manage our business. We intend to contract the production activity beyond the capability of this environment to traditional packaging houses.


                             EXECUTIVE COMPENSATION

     The Board has adopted an executive compensation plan for its Executive Officers and Directors as follows: the board members will receive no cash compensation or reimbursement for the expenses incurred in connection with attending board meetings. We reserve the right to pay consulting fees to its board members and officers for the time and services they provide.

                           Summary Compensation Table

Name and                                      Other           Restricted   Securities                All
Principal                                     Annual          Stock        Underlying       LTIP     Other
Position                   Year     Salary    Compensation    Award        Options/SAR's    Payouts  Compensation
--------                   ----     ------    ------------    -----        -------------    -------  ------------
John Carbonell             2001     $70,000         0                 0             0              0        0
                           2000     $49,000         0                 0             0              0        0

Deana Carbonell            2001     $ 18,000        0                 0             0              0        0
                           2000     $  7,500


                              FINANCIAL STATEMENTS


                      SUPER BOAT INTERNATIONAL PRODUCTIONS, INC.
                              FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

                              BAUM & COMPANY, P.A.
                          Certified Public Accountants
                        1515 University Drive - Suite 209
                          Coral Springs, Florida 33071


                           INDEPENDENT AUDITORS REPORT


The Board of Directors
Super Boat International Productions, Inc.

We have audited the accompanying balance sheet of Super Boat International Productions, Inc. as of December 31, 2000 and the related statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of Super Boat International Productions, Inc. at December 31, 2000 and the statements of income and changes in stockholders' equity and cash flows for the year ended December 31, 2000 and 1999 are in conformity with generally accepted accounting principles.






Coral Springs, Florida
May 12, 2001

                                           TABLE OF CONTENTS


                                                                                                    Page
                                                                                                    ----
Independant Auditors Report

Balance Sheet - December 31, 2000                                                                     2
Statements of Income
      Years ended December 31, 2000 and 1999                                                          3
Statement of Changes in Stockholders' Equity                                                          4
Statement of Cash Flows
      Years ended December 31, 2000 and 1999                                                          5
Notes to Financial Statements                                                                       6-9


                   SUPER BOAT INTERNATIONAL PRODUCTIONS, INC.
                                  BALANCESHEET
                                DECEMBER 31, 2000
                                     ASSETS

Current Assets
  Cash in bank                                                                 $  45,547
  Accounts Receivable                                                            217,326
  Inventory                                                                       17,109
                                                                                 279,981
Property, Plant and Equipment
  (Net of Accumulated Depreciation of $29,340)                                    73,459
    Total Assets                                                                 353 440
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts Payable and Accrued Liabilities                                     $ 610,630
  Note Payable - Current Portion                                                   6,870
  Deferred Income                                                                 86,558
      Total Current Liabilities                                                  704,058
Long Term Liabilities
  Note Payable                                                                    14,680
  Loan Payable - Shareholder                                                      68,188
      Total Long Term Liabilities                                                 82,868
      Total Liabilities                                                          786,926
Stockholders Equity ( Deficiency)
  Common Stock, Par Value $1.00; 100 Shares
    authorized, issued and outstanding.                                              100
  Additional Paid in Capital                                                      29,690
  Accumulated Deficit                                                           (463,276)
                                                                                (463,486)
      Total Liabilities & Shareholders' Equity ( Deficiency )                    353 440



               See accompanying notes to the financial statements.
                                       -2-

                   SUPER BOAT INTERNATIONAL PRODUCTIONS, INC.
                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                                            2000                 1999
                                                                                            ----                 ----
Revenues                                                                                    $ 1,733,949          $      1,327,994
Cost of Goods Sold                                                                            1,440,820                 1,106,105
Gross Profit                                                                                    293,129                   221,889
Operating Expenses                                                                              329,873                   571,251
       Net Operating Income (Loss) before other income (expense)                                36 744)                 3(49,362)
Other Income (Expense)
       Interest Expense                                                                         (2,401)                   (2,607)
       Sale of Equipment                                                                          - 0 -                     6,000
                                                                                                (2,401)                     3,393
Net (Loss) Before Provision for Income Taxes                                                   (39,145)                 (345,969)
Provision for Income Taxes                                                                        - 0 -                     - 0 -
Net (Loss)                                                                                      39 145)          $       345,969)
(Loss) Per Common Share                                                                            391)          $        (3,460)
Weighted Average Common Shares Outstanding                                                          100                       100



               See accompanying notes to the financial statements.
                                       -3-

                   SUPER BOAT INTERNATIONAL PRODUCTIONS, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                      Common stock                      Additional paid     Accumulated
                                                   Shares          Amount               in capital          Deficit
                                                   ------          ------               ----------          -------
December 31, 1998                                           100             100               29,690           $ (78,162)
Net (loss) December 31, 1999                                - 0 -           - 0 -              - 0 -             3(45969)
Balance - December 31, 1999                                 100             100               29,690            (424,131)
Net (loss) December 31, 2000                                - 0 -           - 0 -              - 0 -              39 145)
Balance - December 31 2000                                  100             100               29,690             463 276)



               See accompanying notes to the financial statements
                                       -4-

                   SUPER BOAT INTERNATIONAL PRODUCTIONS, INC.
                            STATEMENTS OF CASH FLOWS
                         FOR THE YEAR ENDED DECEMBER 31,


                                                                                  2000                            1999
                                                                                  ----                            ----
Cash flows from operations:
     Net income (loss)                                                            $       (39,145)                $ (345,969)
Adjustments to reconcile net loss to net cash used for
Operating Activities:
     Depreciation and amortization                                                          13,413                      8,505
Changes in assets and liabilities:
(Increase) decrease in accounts receivable                                               (200,402)                     10,680
(Increase) decrease in inventory                                                          (17,109)                        ---
Increase (decrease) in account payable and accrued expenses                                203,296                    285,292
Increase (decrease) in deferred income                                                     (3,955)                     90.513
Net cash used in operating activities                                                     (43,902)                     48,941
Cash flow from investing activities:
Purchase of Equipment                                                                     (17,767)                   (15.806)
Cash flow from Financing Activities:
Reduction of notes payable                                                                 (5,722)                    (4,840)
Net increase (decrease) in cash                                                           (67,391)                     28,295
Cash - beginning                                                                           112,938                     84,643
Cash - ending                                                                     $         45,547                  $ 112,938
Supplemental disclosures:
     Interest expense                                                             $          2,401                    $ 2,607

Non-cash transactions:
     In 1999, the Company purchased fixed assets that was financed with a note obligation of $32,113.



               See accompanying notes to the financial statements.
                                       -5-

                   SUPER BOAT INTERNATIONAL PRODUCTIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Background
----------

The Company was incorporated under the laws of the State of Florida on April 16, 1996. The Company was established to organize and promote "Offshore Power Boat Racing" competitions.

Income Taxes
------------

In February 1992, the Financial Accounting Standards Board issued Statement on Financial Accounting standards 109 of "Accounting for Income Taxes." Under the Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The Company has net operating losses (NOL's) of
approximately   $475,000.


Deferred tax benefit (34% statutory rate)         %    15,255
Valuation allowance                                    15,255

Net Benefit                                       $     - 0 -


Due to the uncertainty of utilizing the NOL and recognizing the deferred tax benefit, and offsetting valuation allowance has been provided.

Revenue Recognition
-------------------

Revenue from racing promotions is recognized when all material services relating to the specific race have been substantially performed.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents include cash on hand, cash in banks, and any highly liquid investments with a maturity of three months or. less at the time of purchase. The company maintains cash and cash equivalent balances at several financial institutions which are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2000, the Company had approximately $45,547 on deposit.

                   SUPER BOAT INTERNATIONAL PRODUCTIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 2 - INVENTORY

Inventory consists of T-shirts, bags, caps and mugs held for resale and is valued at the lower of cost or market value. Cost includes acquisition and carrying costs.


NOTE 3 - RELATED PARTY TRANSACTIONS

At December 31, 2000, the Company had an outstanding payable to the stockholder in the amount of $68,188. This loan is a non-interest bearing obligation with no repayment schedule..


NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2000.


Transport Equipment                                                                     $ 80,113
Other Equipment                                                                           22,686
Total Property and Equipment                                                             102,799
Less: Accumulated Depreciation                                                            29,340
Net Property, Plant and Equipment                                                         73,459


Depreciation expense for the period ended December 31, 2000 and 1999 was $13,413 and $8,505, respectively.


NOTE 5 - NOTES PAYABLE

Installment note used to finance equipment at 9.5% interest with monthly installments of principal and interest of $ 677.


NOTE 6 - SUBSEQUENT EVENTS


On March 26, 2001, the Company amended its Articles of Incorporation to increase its authorized common shares from 100 to 50,000,000 and changed the par value from $1.00 to $.001 per share.

                   SUPER BOAT INTERNATIONAL PRODUCTIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

NOTE 6 - SUBSEQUENT EVENTS (Continued)

Agreements
----------

On February 25, 2001, the Company entered into a consulting agreement with Performance Management Group, Inc. an independent consulting group. The scope of the agreement provides for a wide range of services consisting of the creation of accounting systems, e-commence development and various other SEC related matters. The remuneration consists of receiving 250,000 shares of "144" stock with registration rights.

                            EXPERTS AND LEGAL MATTERS

     Legal matters regarding this filing will be passed upon by Gary R. Blume, Esq., Blume Law Firm, P.C., 11811 North Tatum Boulevard, Suite 1025, Phoenix, Arizona 85028-1699.

     The financial statements for the year ended December 31, 2000 appearing in this Form SB-2 Registration Statement have been audited by Baum & Company, PA, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     We have had no changes in or disagreements with our accountants from inception to the present time.


                                     PART II

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The officers and directors are indemnified as provided under Florida Law and as detailed in the Bylaws and Articles of Incorporation.

     The indemnification states that "the Corporation shall indemnify any and all of its Directors and Officers, and its former Directors and Officers, or any person who may have served at the Corporations request as a Director or Officer of another Corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been Director(s) of Officer(s) of the corporation, or of such other Corporation, except, in relation to matters as to which any such director or officer of former director or officer or person shall be adjudged in such action, suite or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under Bylaw, agreement, vote of Stockholders or otherwise."

     There are no indemnification provisions available to the Directors, Officers and controlling persons under the Securities Act as required by Item 510 of Regulation S-B.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of the Registration Statement are as follows:

         Transfer Agent:            $
         Legal and Accounting:      $
                      Total         $


                     RECENT SALES OF UNREGISTERED SECURITIES

     On June 13, 2001, the Company issued 5,799,900 shares of common stock to John Carbonell and 1,000,000 shares of common stock to Deana Carbonell. These shares were issued as founders shares that were not previously issued. Blume Law Firm, P.C. received 15,000 shares of common stock for services and Performance Management Group, Inc. received 750,000 shares pursuant to a service agreement. These were issuances of securities from the Company not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to section 4(2). The securities bear a restrictive legend permitting the transfer thereof only upon registration of the securities or an exemption under the Securities Act.

                                  EXHIBIT INDEX

                  Exhibit           Description
                   3.               Articles of Incorporation and Bylaws
                           3a.          Articles of Incorporation and Amendments
                           3b.          Bylaws
                  10.               Material Contracts
                           10a.     Advisory Service Agreement
                  23.               Consent of Experts and Counsel
                           23a.     Consent of Independent Auditor
                           23b.     Consent of Counsel*

                                  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, ___ or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The issuer will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act, to reflect in the prospectus any facts or events which represent a fundamental change in the information in the registration statement and to include any additional or changed material information on the plan of distribution.

     For determining liability under the Securities Act, the issuer will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     The issuer will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carmel Valley, State of California.


                                      SUPER BOAT INTERNATIONAL PRODUCTIONS, INC.


                                                          By: /s/ John Carbonell
                                                          ----------------------
                                                       John Carbonell, President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary R. Blume, Esq. as true and lawful attorneys-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereon.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.


/s/ John Carbonell              President, Chairman of Board         6/13/01
------------------              ----------------------------         -------
John Carbonell                                                         Date

/s/ Deana Carbonell             Vice President, Secretary, Treasurer 6/13/01
-------------------             ------------------------------------ -------
Deana Carbonell                                                        Date